CONFIDENTIALITY AGREEMENT

THIS AGREEMENT is entered into as of June 4, 2025, by and between Performant Healthcare, Inc., a Delaware corporation (the “Company”), and Prescott Group Capital Management, LLC (the “Investor”), for itself and its affiliates.
The parties are interested in an exchange of confidential information relating to the business operations of the Company, including, without limitation, information about the Company’s business, operations, products, financial results, financial projections, strategic plans, marketing information, business plans, vendors or customers (current or potential), and the existence and nature of this Agreement and the exchange of information hereunder between the parties (the “Confidential Information”).  Information shall include information provided by the Company to the Investor in whatever form or medium (whether orally or in written or other tangible form).
In view of the above-stated intentions, the parties agree as follows:
1. The Company agrees to disclose the Confidential Information to the Investor in connection with the Investor’s evaluation of the current and proposed business operations of the Company (the “Business”).
2. The Investor agrees that it will not disclose any Confidential Information received from the Company to third parties other than to its general partners, directors, officers, employees, attorneys, accountants, bankers, financial advisors or consultants (collectively, Representatives”) who need to know such information for the sole purpose of evaluating the Business (it being understood that such Representatives shall be informed of the confidential nature of such Confidential Information, shall be delivered a copy of this Agreement, and shall agree to abide by the terms hereof), and the Investor agrees not to use any of such Information at any time except for the purposes of such evaluation; provided, however, the Investor shall have no liability to the Company with respect to use, or disclosure to others not parties to this Agreement, of such information as the Investor can establish by written documentation to:
(a) have been publicly known;
(b) have become publicly known, without fault on the part of Investor, subsequent to disclosure by the Company of such Confidential Information to the Investor;
(c) have been otherwise known by the Investor prior to communication by the Company to the Investor of such Confidential Information;
(d) have been received by the Investor at any time from a source other than the Company lawfully having possession of such information; or
(e) have been independently developed by the Investor without use of such Confidential Information.
3. Subject to the terms and conditions described elsewhere in this Agreement, the Investor shall not use any Confidential Information of the Company that may be material, non-public information within the meaning of Section 10(b) of the Securities Exchange Act of 1934 for purposes of trading in the Company’s securities, nor, in cognizance of Regulation FD promulgated by the Securities and Exchange Commission, divulge such Confidential Information to anyone unaffiliated with the Investor.
4. In the event that the Investor or any of its Representatives are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, the Investor shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, the Investor or any of the Investor’s Representatives are nonetheless, in the opinion of the Investor’s counsel, legally compelled to disclose Confidential Information or else stand liable for contempt or suffer other censure or penalty, the Investor or the Investor’s Representative may, without liability hereunder, disclose only that portion of the Confidential Information which such counsel advises the Investor is legally required to be disclosed, provided that the Investor exercises efforts, at the Company’s expense, to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.  Notwithstanding the foregoing, notice to the Company shall not be required where disclosure is made (i) in response to a request by a regulatory or self-regulatory authority or (ii) in connection with a routine audit or examination by a bank examiner or auditor and such audit or examination does not reference the Company or this Agreement.
5. Upon termination of this Agreement, the Investor shall promptly return to the Company or, to the extent legally permissible, destroy or delete all Confidential Information, any copies thereof and any materials prepared by Investor based upon or containing the Confidential Information, and, in either case, confirm in writing to the Company that all such material has been destroyed or deleted or returned, as applicable, in compliance with this Agreement; provided that the Investor may maintain copies of the Confidential Information to the extent required by applicable law, regulation or court or governmental order; and provided further that a hard copy of the Information may be retained in a confidential file by the Investor’s legal department in accordance with its document retention policy.  Notwithstanding the return or destruction of the Confidential Information and such related material, the Investor and the Investor’s Representatives will continue to be bound by the Investor’s obligations of confidentiality and other obligations hereunder.
6. This Agreement shall not be construed to grant any license or other rights except as specified herein.
7. This Agreement may not be assigned by a party hereto.

8. Each party warrants that it believes that it has the right to enter into and to perform its obligations hereunder without any breach of its obligations to others.  The Company makes no other warranty relating to the Confidential Information and the use to be made thereof by the Investor and disclaims all implied warranties.  The Investor agrees that neither the Company nor any of its Representatives shall have any liability to the Investor or any of its Representatives relating to or resulting from the use of the Confidential Information.
9. The Investor acknowledges that monetary damages may not be a sufficient remedy for unauthorized use or disclosure of Confidential Information in breach of this Agreement and that the Company shall be entitled, without waiving any other rights or remedies, to seek such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.
10. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.
11. This Agreement may be terminated at any time by either party by written notice to the other party, which may be provided in electronic form. Upon any such termination, all rights, restrictions and obligations under this Agreement shall remain in force and effect for a period of six (6) months following the date upon which notice of termination is delivered.
13. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
14. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
15. Investor agrees that for a period of 12 months from the date of this Agreement, neither you nor your ultimate parent entity nor any of its controlled affiliates will, unless specifically invited in writing by the board of directors of the Company,  directly or indirectly, in any manner (your obligations pursuant to this paragraph being, the “Standstill”): (i) acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire,  alone or in concert with others, by purchase or otherwise, any direct or indirect beneficial interest in any voting securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting securities of the Company; (ii) make, or in any way participate in,  alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), whether subject to or exempt from the proxy rules, or seek to advise or intentionally influence  any person or entity with respect to the voting of any voting securities of the Company; (iii) form, join or any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company; (iv) acquire, offer to acquire or agree to acquire,  alone or in concert with others, by purchase, exchange or otherwise, (a) except in the ordinary course of business, any of the assets, tangible and intangible, of the Company or any of its subsidiaries or (b) direct or indirect warrants, options or other similar rights to acquire any assets of the Company or any of its subsidiaries; (v) arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities of the Company or assets of the Company or any of its subsidiaries; (vi) alone or in concert with others, propose to the Company or any of its affiliates or any of their respective shareholders or unitholders any merger, business combination, consolidation, sale, restructuring, reorganization, recapitalization or other transaction involving the Company or otherwise seek, alone or in concert with others, to control, change or influence the management or board of directors of the Company or nominate any person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the shareholders of the Company or any of its affiliates; (vii) make any request or proposal to amend, waive or terminate any provision of this Standstill or seek permission to or make any public announcement with respect to any provision of this Standstill; or (viii) announce an intention to do, or enter into any arrangement or understanding with others to do, any of the actions restricted or prohibited under clauses (i) through (vii) of this Standstill, or knowingly take any action that is intended to cause the Company to be required under applicable law to make a public announcement regarding any of the matters referred to in clauses (i) through (vii) of this Standstill; provided that you shall be permitted to make a proposal to take any of the actions referred to in clauses (i) through (vii) above directly to the Chief Executive Officer or Board of Directors of the Company in a manner not intended to cause the Company to be required under applicable law to make a public announcement regarding such proposal.  This Standstill shall terminate and be of no further force or effect at such time as the Company (1) enters into a definitive agreement with any person or “group” (within the meaning of Section 13(d)(3)) of the Exchange Act) pursuant to which such person or “group” would, upon consummation of the transactions contemplated thereby, acquire, or any person or “group” acquires, beneficial ownership of a majority of the Company’s outstanding voting securities or all or a majority of the Company’s assets or (2) publicly announces its intention to enter into such a definitive agreement with any such person or “group.
[Signature page to follow]

ACCEPTED AND AGREED TO:
PERFORMANT HEALTHCARE, INC.
By:      /s/ Simeon Kohl
Name: Simeon Kohl
Title:   CEO

PRESCOTT GROUP CAPITAL MANAGEMENT, LLC
By:      /s/ Phil Frohlich
Name: Phil Frohlich
Title:   Manager